Exhibit 99.1


                                                                    BlackRock


Contacts:
Kathleen Baum
212-810-5429
Brian Beades
212-810-5596
invrel@blackrock.com


                   BLACKROCK NAMES PAUL L. AUDET TO HEAD ITS
             CASH MANAGEMENT BUSINESS; HIRES STEVEN E. BULLER AS CFO


New York, September 7, 2005 - BlackRock, Inc. (NYSE:BLK) announced today that Paul L. Audet will assume responsibility for its $80 billion cash management business, and its Delaware-based operations. He will continue to serve on the firm's Management Committee. Succeeding Mr. Audet as Chief Financial Officer will be Steven E. Buller, who will join the firm on October 1, 2005, as a Managing Director and a member of the Management Committee. The two executives will work together through year-end to ensure a smooth transition.

Mr. Buller comes to BlackRock from Ernst & Young LLP, where he is a partner and co-Director of the Global Asset Management Services practice. He is widely recognized for his leadership in financial accounting, and his expertise in the regulatory issues pertaining to the global investment management industry. He serves as E&Y's liaison to the Securities and Exchange Commission's Division of Investment Management and, for four years, was Chairman of the AICPA's Investment Companies Committee.

Mr. Audet joined BlackRock in 1998, as Managing Director and Chief Financial Officer from The PNC Financial Services Group, Inc. As head of PNC's M&A group he executed, among other transactions, the purchase of BlackRock in 1995.

"We have known Steve and worked closely with him on a variety of financial matters for many years. We are delighted that he will be joining us and look forward to his contribution to BlackRock's continued growth and success," commented Laurence D. Fink, Chairman and CEO of BlackRock. "We are equally excited about Paul's new role. Under Paul's leadership, our finance team has consistently distinguished BlackRock for the quality and transparency of our public reporting and their ability to seamlessly support our growing franchise. I am confident Paul will make a strong contribution to our cash management business, and more broadly, to our Wilmington operations.

About BlackRock

BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $414 billion of assets under management at June 30, 2005. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Clients are served from the Company's headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Singapore, Sydney, Tokyo and Wilmington. BlackRock is majority owned by The PNC Financial Services Group, Inc. (NYSE:
PNC) and by BlackRock employees. For additional information, please visit the Company's website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock's future financial or business


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performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. The information contained on our website is not a part of this press release.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock's Securities and Exchange Commission (SEC) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock's advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals;
(13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; and (14) the impact of changes to tax legislation and, generally, the tax position of the Company.

BlackRock's Annual Report on Form 10-K for the year ended December 31, 2004 and BlackRock's subsequent reports filed with the SEC, accessible on the SEC's website at http://www.sec.gov and on BlackRock's website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

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